UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 2, 2017

Date of Report (Date of earliest event reported)

American Patriot Brands, Inc. f/k/a/ The Grilled Cheese Truck, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-54070	27-3120288
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4570 Campus Drive, Suite 1, Newport Beach, CA	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 478-2571

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On or around September 29, 2017, American Patriot Brands, Inc. f/k/a The Grilled Cheese Truck, Inc. (the “Company”) entered into a Membership Purchase Agreement (“Purchase Agreement”) and an Addendum to Membership Purchase Agreement (“Addendum”) with Sun Fire Farms, LLC, an Oregon limited liability company (“SF Farms”), all of its members (“Farm Members”), Sun Fire’s Finest, LLC, an Oregon limited liability company (“SF Finest”), and all of its members (“Finest Members”). Pursuant to the Purchase Agreement, the Company agreed to purchase all of the membership interests in SF Farms and SF Finest. SF Finest intends to operate a licensed cannabis grow facility in Oregon on the approximate 39 acre parcel held by SF Farms. The members of SF Farms and SF Finest are collectively referred to herein as, “SF Members.”

The tradename “Sunfire” is not being purchased by the Company and the Company will be required to change the names of SF Farms and SF Finest. In addition, the Company has agreed that it will allow the SF Members to retain a 75% interest in the proceeds from an environmental assessment appeal by SF Farms, should the SF Members pursue the claim, which they have been granted the right to do. The Company has also agreed to indemnify the guarantors of the Land Sale Contract for the parcel held by SF Farms. The Purchase Agreement also contains representations and warranties standard for this type of transaction.

The purchase price for the interests in SF Farms and Sf Finest (the “Interests”) is $700,000 plus 400,000 newly issued common shares of the Company. Of the purchase price, $700,000 and 250,000 of the purchase shares shall be allocated to the purchase of the ownership of SF Farms, and 150,000 of the purchase shares shall be allocated to the purchase of the ownership of SF Finest. In addition, the Company has agreed to assume $600,000 of principal debt pursuant to the Land Sale Contract for the parcel held by SF Farms; however, it will not be assuming any other debt. From the purchase price, $100,000 will be payable upon execution of the Purchase Agreement and the remaining $600,000 will be payable at closing, which pursuant to the Addendum shall occur within five (5) days of the Company’s receipt of at least $600,000 from a funding group tied to the SF Members. Should the transaction not close because of a default by the Company or should the transaction not close because of the condition described in Section 3.2(f) of the Purchase Agreement or any condition in Section 3.3, then the SF Members shall retain the $100,000. Should the transaction not close for any other reason, the SF Members will be jointly and severally responsible for repaying the Company the $100,000 tendered at execution within 15 days from termination of the Purchase Agreement.

Pursuant to the Agreement, each of the SF Members has agreed that he/she/it shall not sell or transfer any of hers/his/its purchase shares for a period of six (6) months following the closing date and, thereafter, shall sell no more than the greater of $1,000 or 1% of the Company’s daily trading volume for the prior trading day on any given day and will sell no more than 1% of the Company’s issued and outstanding common stock in any calendar quarter for a period of eighteen (18) months.

Item 2.01. Completion of Acquisition or Disposition of Assets

As reported on the Company’s form 8-K filed on March 22, 2017 (“Current Report”), on February 3, 2017, the Company’s board of directors approved the Company’s entry into three material definitive agreements relating to its acquisition of TSL Distribution, LLC (“TSL”). The material terms of those agreements are disclosed in the Current Report, which description is incorporated herein by reference. That acquisition was conditioned on, inter alia, the approval from the local licensing authorities of TSL’s cannabis operations. This approval was obtained on June 2, 2017 and the acquisition was closed.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

The Company filed its form 10-K for the fiscal year ended December 31, 2015 on October 5, 2017. However, the form 10-K did not contain the report of our Independent Registered Public Accounting Firm nor did it include the necessary disclosures and qualifications required for the inclusion of “Unaudited” financial statements in this filing. The Company will file an amended form 10-K to include the necessary disclosures and another amended 10-K once the audit report of our Independent Registered Public Accounting Firm is released. The Company’s financial statements in its form 10-K for fiscal year 2015 should not be relied upon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN PATRIOT BRANDS, INC. F/K/A THE GRILLED CHEESE TRUCK, INC.,

Date: October 10, 2017	By:	/s/ Robert Lee
Robert Lee, Chairman